Consent of Amec Foster Wheeler E&C Services Inc.

We hereby consent to the inclusion in this Registration Statement on Form 20-F of Prophecy Development Corp., which is being filed with the United States Securities and Exchange Commission, and any amendments thereto, of references to our name and the information derived from the technical report titled “Gibellini Vanadium Project, Eureka County, Nevada, NI 43-101 Technical Report on Preliminary Economic Assessment” with an effective date of May 29, 2018.

Dated: September 17, 2018

/s/ Edward J.C. Orbock III
Amec Foster Wheeler E&C Services Inc.
Name: Edward J.C. Orbock III
Title: US Manager, Consulting